U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a)  of the  Public  Utility  Holding  Company  Act of  1935 or
               Section 30(f) of the Investment Company Act of 1940


[ ] Check box if no longer
    subject to Section 16.
    Form 4 or Form 5 obligations
    may continue.  See Instruction 1(b)

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

     Lopker                        Karl                         F.
_______________________________________________________________________________
   (Last)                         (First)                     (Middle)

                                  6450 Via Real
_______________________________________________________________________________
                                    (Street)

  Carpinteria                      California               93013
_______________________________________________________________________________
   (City)                            (State)                (Zip)
_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

         QAD, Inc.        QADI
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person,if an Entity (Voluntary)

_______________________________________________________________________________
4.   Statement for Month/Year


_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     01/99
_______________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                       [X]  10% Owner
     [X]  Officer  (give  title  below)  [ ] Other (specify below)
          Chief Executive Officer
_______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form filed by one Reporting Person

     [ ]  Form filed by more than one Reporting Person

         Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security     2. Transaction    3.Transaction    4. Securities Acquired(A)   5. Amount of   6. Ownership    7.  Nature
   (Instr. 3)                  Date             Code           or Disposed of (D)         Securities       Form:             of
                            (Month/Date/     (Instr.8)         (Instr. 3,4 and 5)        Beneficially      Direct(D)      Indirect
                               Year)                                   A                 Owned at End         or        Beneficially
                                                                       or                   of Month      Indirect(I)     Ownership
                                             Code    V      Amount     D    Price      (Instr. 3 and 4)    (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 01/01/99          J             5,517     D                                       I      Lopker Living
                                                                                                                          Trust
Common Stock                 01/01/99          J             5,517     D                                       I      Lopker Living
                                                                                                                          Trust
Common Stock                 01/01/99          J             5,517     D                                       I      Lopker Living
                                                                                                                          Trust
Common Stock                 01/01/99          J             5,517     D                                       I      Lopker Living
                                                                                                                         Trust
Common Stock                 01/01/99          G*            5,517     A                                       I       Trustee for
                                                                                                                      Minor Children
Common Stock                 01/01/99          J             5,517     D                   17,863,631          I      Lopker Living
                                                                                                                         Trust
Common Stock                 01/01/99          G**           5,517     A                     701,618           I       Trustee for
                                                                                                                     Minor Children

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

          Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative      2. Conversion    3. Transaction  4.Transaction  5.  Number of Derivative       6. Date Exercisable and
   Security                    or Exercise         Date           Code         Securities Acquired (A)        Expiration Date
   (Instr. 3)                   Price of       (Month/Day/      (Instr. 8)       or Disposed of (D)           (Month/Date/Year)
                               Derivative          Year)                         (Instr. 3,4 and 5)            Date      Expiration
                                Security                        Code    V         A              D          Exercisable      Date
------------------------------------------------------------------------------------------------------------------------------------


          Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities) (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    3. Transaction   7. Title and Amount     8.   Price        9. Number of   10. Ownership Form of     11. Nature of
   Derivative        Date           of Underlying         of Derivative      Derivative         Derivative              Indirect
   Security    (Month/Day/Year)      Securities              Security        Securities         Security:              Beneficial
   (Instr. 3)                      (Instr. 3 and 4)        (Instr. 5)       Beneficially       Direct (D) or            Ownership
                                          Amount or Number                  Owned at End of    Indirect (I)            (Instr. 4)
                                  Title       of Shares                     Month (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

All previous information on the original Form 4 filed January 1999 is being added to this amendment. Only the items below are what is being amended.

* 5,517 shares disposed by Lopker Living Trust to Julia Lopker, Trustee of Minor Children Trust as a bona fide gift to minor Karl Bo Lopker, but not reported in the total share amount held by the Trustee for Minor Children.

** 5,517 shares disposed by Lopker Living Trust to Julia Lopker, Trustee of Minor Children Trust as a bona fide gift to minor Juliana Lynn Lopker, but not reported in the total share amount held by the Trustee for Minor Children.



/s/ Karl F. Lopker                          May 4, 2000
________________________________            ______________________
**Signature of Reporting Person              Date


**International misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.